Exhibit 99.1

News Release

Investor Contact:	Dan Grgurich	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	dan.grgurich@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the Second Quarter and
First Six Months of 2015

Consolidated Financial Highlights
(Amounts in millions except per share data and percentages)

Consolidated Financial Results	Quarter Ended June 30,		Change	Six Months Ended June 30,
	2015	2014		2015	2014	Change
Net Sales	$298.4	$313.1	-5%	$575.9	$600.3	-4%
Segment Profit	$31.5	$35.1	-10%	$53.5	$64.2	-17%
Segment Margin	10.6%	11.2%		9.3%	10.7%
Net Income (loss)	$(37.3)	$8.3		$(38.9)	$9.6
Diluted EPS	$(1.66)	$0.32		$(1.68)	$0.38

Adjusted Consolidated Financial Results	Quarter Ended June 30,		Change	Six Months Ended June 30,
	2015	2014		2015	2014	Change
EBITDA*	$(5.6)	$36.3	-115%	$15.8	$63.7	-75%
Adjusted EBITDA*	$42.4	$39.3	8%	$70.1	$71.5	-2%
Adjusted Net Income*	$15.2	$15.0	1%	$21.0	$24.8	-15%
Adjusted Diluted EPS*	$0.69	$0.64		$0.93	$1.08
*See attached schedules for adjustments.

Normalized Consolidated Results	Quarter Ended June 30,		Change	Six Months Ended June 30,
	2015	2014		2015	2014	Change
Normalized Net Sales**	$300.3	$304.9	-2%	$581.8	$583.3	0%
Normalized Segment Profit**	$32.7	$34.0	-4%	$63.5	$61.5	3%
Normalized Segment Profit Margin**	10.9%	11.1%		10.9%	10.5%

**	Normalized data adjusted for FX, acquisitions and divestitures, acquisition expenses, restructuring and EDF loss provision as set forth in the attached schedules.

•	Net sales for the second quarter of 2015 decreased by 2% from the second quarter of 2014 after adjusting for foreign exchange, acquisitions and a divestiture.

•
Segment profit for the second quarter decreased by 4% after adjusting for foreign exchange translation, acquisitions and their related expenses, a divestiture, restructuring and a favorable foreign exchange impact on the EDF loss provision.

•
An after-tax goodwill and intangible asset impairment charge of $45.8 million or $2.03 per share was taken as a result of current and expected conditions in the markets served by Compressor Products International (CPI), a division in the Engineered Products segment.

•	Adjusted diluted EPS increased to $0.69 in the second quarter of 2015 from $0.64 in the second quarter of 2014.

•	Adjusted EBITDA was $42.4 million in the second quarter and $70.1 million for YTD 2015 compared to $39.3 million in the second quarter and $71.5 million for the first six months of 2014.

•
Pro forma adjusted EBITDA† (which includes the adjusted EBITDA of deconsolidated GST) of $54.6 million was unchanged compared to the second quarter of 2014. Pro forma sales† declined to $342.7 million, or 5%, from the second quarter of 2014.

•
For the first six months of 2015, pro forma sales decreased 5% to $663.0 million from the first six months of 2014. Pro forma adjusted EBITDA† of $93.5 million decreased 7% from the first six months of 2014.

† (Please refer to Pro Forma Condensed Consolidated Financial Statements attached)

CHARLOTTE, N.C., July 30, 2015 -- EnPro Industries, Inc. (NYSE: NPO) today reported consolidated sales of $298.4 million in the second quarter of 2015, a $14.7 million, or 5%, decrease from the second quarter of 2014. On a normalized basis which excludes the effect of foreign exchange and the net impact of acquisitions and a divestiture, sales declined 2%. On a normalized basis, Power Systems segment sales were 11% higher than the second quarter of 2014 but this was more than offset by sales declines of 2% in Sealing Products and 7% in the Engineered Products segment.

Segment profit margin of 10.6% in the second quarter of 2015 was down from 11.2% in the second quarter of 2014, primarily as a result of lower volumes in the Engineered Products segment, which more than offset lower material costs and modest price improvement across the company.

EnPro reported a net loss in the second quarter of 2015 of $37.3 million, or $1.66 a share, compared to net income of $8.3 million, or $0.36 a share, in the second quarter of 2014. Before selected items, including an after-tax goodwill and other intangible asset impairment charge related to the CPI business of $45.8 million, or $2.03 a share, interest due to the deconsolidated Garlock Sealing Technologies LLC (GST) subsidiary, and other items detailed in the attached financial schedules, adjusted net income was $15.2 million, or $0.69 a share. In the second quarter of 2014, adjusted net income was $15.0 million, or $0.64 a share.

Consolidated earnings before interest, income taxes, depreciation and amortization and other selected items (adjusted EBITDA) were $42.4 million in the second quarter of 2015, an 8% increase over the second quarter of 2014. The increase in adjusted EBITDA is largely attributable to a year-over-year reduction in incentive compensation accruals.

The company’s average diluted share count in the second quarter of 2015 decreased by 3.5 million shares to 22.5 million shares, down 13% from the same period a year ago. The decrease primarily reflects the net effect of the cash purchase of convertible debentures, the unwinding of the hedge related to the original issue of convertible debentures, and purchases of 1.2 million common shares in the first four months of 2015. Due to the net loss in the current quarter, the share count for the determination of diluted earnings per share does not include the potential issuance of additional shares such as those associated with stock options, restricted stock units or those related to the convertible debt options.

Six Months Results
Sales for the first six months of 2015 were $575.9 million, a 4% decrease from 2014. Excluding foreign exchange and the net impact of acquisitions and dispositions during the period, sales were nearly flat compared to the first six months of 2014, as increases in Sealing Products and Power Systems were offset by a decline in the Engineered Products segment. Adjusted EBITDA for the first six months was $70.1 million, slightly lower than in 2014 when adjusted EBITDA was $71.5 million.

Net loss for the first six months of 2015 was $38.9 million, or $1.68 a share, compared to net income of $9.6 million, or $0.38 a share, in 2014. Before selected items, including an after-tax goodwill and intangible asset impairment charge related to the CPI business of $45.8 million, or $1.98 a share, interest due to GST, a loss on the exchange and repurchase of convertible debentures and other items detailed in the attached financial schedules, adjusted net income in the first six 2015 was $21.0 million, or $0.93 a share, compared to $24.8 million, or $1.08 a share, in 2014.

Sealing Products Segment

($ Millions)	Quarter Ended		Change	Six Months Ended
	6/30/2015	6/30/2014		6/30/2015	6/30/2014	Change
Sales	$173.0	$175.4	-1%	$333.9	$330.4	1%
Segment Profit	$21.2	$22.8	-7%	$39.2	$39.9	-2%
Segment Margin	12.3%	13.0%		11.7%	12.1%

Normalized Net Sales	$164.2	$167.2	-2%	$319.7	$313.4	2%
Normalized Segment Profit	$22.0	$21.7	1%	$40.5	$37.2	9%
Normalized Segment Margin	13.4%	13.0%		12.7%	11.9%

In the second quarter of 2015, sales in the Sealing Products segment decreased 1% from the second quarter of 2014. Acquisitions net of a divestiture contributed 4% but were offset by an unfavorable 4% impact from foreign exchange. Higher volumes in OEM truck and chemical markets were more than offset by softer demand from oil and gas, truck aftermarket, nuclear and semiconductor component markets.

The segment’s profits decreased by 7% and segment profit margins declined to 12.3% in the second quarter of 2015. On a normalized basis excluding the impact of foreign exchange, restructuring expense in 2014, acquisitions and related expenses and a divestiture, segment profits were modestly higher than in the second quarter of 2014, and segment margins expanded 40 basis points.

The segment’s sales for the first six months of 2015 were 1% higher than in 2014, and 2% higher excluding the impact of foreign exchange and the net impact of acquisitions and a divestiture. Higher revenues for truck parts were partially offset by lower sales of nuclear, semiconductor components and pipeline products. Segment profits were 2% lower year-to-date 2015 compared to 2014 largely due to the net impact of acquisitions and dispositions. On a normalized basis, excluding the impact of foreign exchange, restructuring in 2014, and the net impact of acquisitions and related expenses and a divestiture, segment profits increased 9% year over year.

Engineered Products Segment

($ Millions)	Quarter Ended		Change	Six Months Ended
	6/30/2015	6/30/2014		6/30/2015	6/30/2014	Change
Sales	$78.5	$95.5	-18%	$155.7	$187.3	-17%
Segment Profit	$4.0	$8.9	-55%	$7.4	$17.6	-58%
Segment Margin	5.1%	9.3%		4.8%	9.4%

Normalized Net Sales	$89.2	$95.5	-7%	$175.8	$187.3	-6%
Normalized Segment Profit	$5.6	$8.9	-37%	$11.1	$17.6	-37%
Normalized Segment Margin	6.3%	9.3%		6.3%	9.4%

Engineered Products sales in the second quarter of 2015 were 18% lower than the second quarter of 2014. On a normalized basis, excluding the negative impact of foreign exchange, the segment’s sales for the quarter were 7% lower than in 2014. Lower sales of bearings, particularly in the U.S. automotive, fluid power and agricultural equipment markets, accounted for almost half of the decline while continued weakness in the Canadian natural gas market and in the U.K. and Middle East for compressor parts and services also contributed to the decline.

Segment profits declined 55% for the second quarter of 2015 from the comparable period in 2014. On a normalized basis, excluding the impact of foreign exchange and restructuring charges, the decline was 37%. Lower sales volumes, as described above, were the primary drivers for the decline, and more than offset cost reduction initiatives in the segment.

For the first six months of 2015, the Engineered Products segment’s normalized sales, excluding the impact of foreign exchange, were 6% lower than the comparable period of 2014. Lower sales of bearings in the U.S. market and lower sales of reciprocating compressor parts and service in Canada, the U.K., Middle East and the U.S. markets more than offset sales increases in other European markets. Normalized segment profits, excluding foreign exchange and restructuring charges, declined 37% from the first six months of 2014 as improved pricing and the favorable impact of cost reduction initiatives were more than offset by the impact of lower sales volumes.

Power Systems Segment

($ Millions)	Quarter Ended		Change	Six Months Ended
	6/30/2015	6/30/2014		6/30/2015	6/30/2014	Change
Sales	$47.9	$43.0	11%	$88.1	$84.1	5%
Segment Profit	$6.3	$3.4	85%	$6.9	$6.7	3%
Segment Margin	13.2%	7.9%		7.8%	8.0%

Normalized Net Sales	$47.9	$43.0	11%	$88.1	$84.1	5%
Normalized Segment Profit	$5.1	$3.4	50%	$11.9	$6.7	78%
Normalized Segment Margin	10.6%	7.9%		13.5%	8.0%

In the Power Systems segment, sales increased by $4.9 million, or 11%, from the second quarter of 2014. The increase includes $5.5 million higher percentage of completion (POC) engine revenue partially offset by lower completed contract engine revenue. Parts and service revenues were essentially level compared to last year.

Segment profits increased significantly and segment profit margins rose to 13.2% from 7.9% in the second quarter of 2014 primarily as a result of stronger margins on engine revenue, higher prices on parts, favorable material costs and a $1.2 million partial reversal of the first quarter EDF loss provision due to changes in the euro to dollar exchange rate. Partially offsetting these benefits were higher operating costs and SG&A expenses, largely pension related.

The segment’s sales in the first six months of 2015 were 5% higher than in the comparable period of 2014 primarily due to higher revenues from parts and service. Engine revenues were $2.8 million lower. Segment profits of $6.9 million included a foreign exchange related $5.0 million loss provision on a multi-year contract for engines to EDF priced in euros. Normalized segment profits, excluding this foreign exchange transaction impact, improved $5.2 million year-over-year and margins were 13.5% compared to 8.0% in 2014. The higher margins were primarily due to higher volume, a more favorable mix of high-margin parts and services and improved pricing, which more than offset increased selling, general and administrative expense.

Garlock Sealing Technologies

($ Millions)	Quarter Ended		Change	Six Months Ended
	6/30/2015	6/30/2014		6/30/2015	6/30/2014	Change
Net Sales*	$57.0	$63.0	-10%	$111.2	$122.0	-9%
Third Party Sales	$51.5	$57.0		$100.5	$109.8
Operating Income	$10.4	$200.2	-95%	$20.2	$211.6	-90%
Operating Income Margin	18.2%	317.8%		18.2%	173.4%
*Includes intercompany sales

Sales at the deconsolidated operations of GST and its subsidiaries (collectively “GST”) in the second quarter of 2015 decreased by 10% compared to the second quarter of 2014. Excluding the negative effect of foreign exchange, the decline was 6%. Market conditions were soft in North America and Australia in most process industries including steel processing, metals mining, and downstream oil and gas. Refineries have continued to delay their maintenance work although there was an uptick in activity around the gulf coast. Operating income was down 95% from the second quarter of 2014, primarily due to the lower volume and a less-profitable mix, and the impact of $186.6 million income reflected in the second quarter of 2014 related to a reduction in the asbestos liability accrual on GST’s balance sheet made in June, 2014 to reflect GST’s amended plan of reorganization. There were no liability adjustments made in the second quarter of 2015. Excluding changes in GST’s asbestos liability accrual, GST’s operating income was down 24% from the second quarter of 2014.

GST’s sales in the first six months of 2015 were 9% lower (5% lower excluding foreign exchange) than 2014 reflecting lower demand in North America and from foreign affiliates. Operating income declined as a result of unfavorable volume and mix and the impact of $186.6 million income reflected in the second quarter of 2014 related to a reduction in the asbestos liability accrual on GST’s balance sheet described above. Excluding changes in GST’s asbestos liability accrual, GST’s operating income was down 19% from the first six months of 2014.

The results of GST and certain subsidiaries were deconsolidated effective June 5, 2010, when GST filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy code. These filings were the initial step in a process to reach a permanent resolution of all of GST’s current and future asbestos claims. Tables attached to this press release illustrate, on a pro-forma basis, condensed consolidated financial results for the second quarter and six months of 2015 and 2014 as if GST were reconsolidated with EnPro based on confirmation and consummation of GST’s second amended proposed plan of reorganization filed on January 14, 2015. The narrative preceding those tables includes an important discussion of the risks and uncertainties applicable to confirmation and consummation of the second amended plan of reorganization. Due to these risks and uncertainties, while management believes the plan of reorganization can be confirmed, management does not yet deem reconsolidation to be probable under Regulation S-X of the Securities and Exchange Commission (SEC). Therefore, pro forma financial statements are not required by the SEC. We are providing the pro forma financial information in this release as supplemental information in response to requests from investors for this information.

Corporate Expenses
Corporate expenses decreased $7.3 million to $3.4 million in the second quarter of 2015 compared to the second quarter of 2014. The decrease was primarily driven by incentive compensation accrual reductions. For the first six months of 2015, corporate expenses declined $7.6 million to $13.2 million for the same reason.

Goodwill and Other Intangible Asset Impairment
Due to the continuing deterioration in the oil and gas markets in which our CPI reporting unit operates, we concluded that events had occurred and circumstances had changed that required us to recognize a goodwill impairment charge ($46.1 million pre-tax) and an impairment of the amortized trademarks carried by CPI ($0.9 million pre-tax). Together these impairment charges totaled $45.8 million on an after-tax basis.

Cash Flows
EnPro’s cash balance stood at $77.5 million at June 30, 2015 compared to $64.9 million at the end of the second quarter in 2014. Operating activities used $2.4 million of cash in the first six months of 2015 compared to $13.8 million in the same period last year. The decrease in cash used was due to lower pension contributions of approximately $10 million and lower income taxes paid of approximately $6 million, partially offset by higher interest payments of approximately $7 million.

Investing activities used $49.0 million and $23.2 million of cash during the first six months of 2015 and 2014, respectively, primarily to fund acquisitions, capital expenditures and enterprise resource and planning system implementations.

Financing activities used $65.9 million in cash in the first six months of 2015, primarily from $44.9 million spent to repurchase the majority of our outstanding convertible debentures, $80.0 million spent to repurchase 1.2 million shares of our outstanding common stock and the payment of $9.4 million of dividends. These activities were funded by cash on hand and additional borrowings of $68.3 million from our revolving credit facility. Financing activities in the first six months of 2014 provided cash of $36.4 million, primarily consisting of net borrowings under our revolving credit facility.

GST’s cash and investment balance was $259.8 million at June 30, 2015 compared to $216.2 million at the end of the second quarter last year. The increase included the collection of $20.2 million of asbestos-related insurance proceeds since June 30, 2014.

Outlook
“Market conditions are mixed as we head into the second half of the year” said Steve Macadam, president and chief executive officer. “We have sound bookings in the nuclear, petrochemical, OEM truck parts and strong bookings and backlog in Power Systems. However, we still face headwinds as economic volatility outside of North America and sluggish oil and gas markets result in lower demand levels in a few of our businesses. In addition, the weaker euro and other foreign currencies continue to affect our results. In view of these conditions and our first half results, we are adjusting our full year consolidated net sales guidance for 2015 to a range of $1.20 to $1.25 billion and our consolidated segment profit guidance for 2015 to a range of $116 to $125 million. The revised guidance assumes exchange rates at the levels in effect at the end of the second quarter and does not include new restructuring charges for plans that are under consideration for the second half of the year. The revised guidance includes the year-to-date impact of the EDF loss provision, restructuring charges, acquisition-related expenses, and the projected impact of the recently acquired air springs business, none of which were included in the guidance provided in March. On a comparable basis, adjusting the March guidance for these items, the revised segment profit range is 6%-8% below the adjusted March segment profit guidance.

For deconsolidated GST, we expect 2015 net sales of $210 to $220 million and operating income of $36 to $39 million.”

“Despite current challenging market conditions, longer term, we expect continued benefits from our strategic growth initiatives including growth from recent and future strategic acquisitions and continued emphasis on improving operational efficiencies,” he added.

Conference Call and Webcast Information
EnPro will hold a conference call tomorrow, July 31, at 10:00 a.m. Eastern Time to discuss second quarter 2015 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 83298869. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation and Pro Forma Results of Garlock Sealing Technologies LLC
Results for the second quarters of 2015 and 2014 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to begin a process in pursuit of an efficient and permanent resolution to all current and future asbestos claims against it. Deconsolidation is required by generally accepted accounting principles. To aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis.

Tables attached to this press release illustrate, on a pro-forma basis, condensed consolidated financial results for the second quarters of 2015 and 2014 as if GST were reconsolidated with EnPro based on confirmation and consummation of GST’s second amended proposed plan of reorganization. The narrative preceding those tables includes an important discussion of the risks and uncertainties applicable to confirmation and consummation of the second amended plan of reorganization. Due to these risks and uncertainties, while management believes the plan of reorganization can be confirmed, management does not yet deem reconsolidation to be probable under Regulation S-X of the Securities and Exchange Commission (SEC). Therefore, pro forma financial statements are not required by the SEC. We are providing the pro forma financial information in this release as supplemental information in response to requests from investors for this information.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDA-A, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for second quarters of 2015 and 2014 are attached to the release.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2014 and Form 10-Q for the quarter ended March 31, 2015, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.